INDE

                               INDENET, INC.

               (Formerly INDEPENDENT TELEMEDIA GROUP, INC.)
                          1640 North Gower Street
                       Los Angeles, California 90028
                      ______________________________

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      ______________________________

     Notice is hereby given that an Annual Meeting of Stockholders of IndeNet, Inc. ("INDE") will be held on September
16, 1996, at 3:00 p.m., Pacific Time, at the Charles Aidikoff
Screening Room, 150 South Rodeo Drive, Beverly Hills, California
90212, to consider and vote on the following matters:

     1.   The election of Directors.

     2. Ratification of the retention of BDO Seidman as independent auditors.

     3. The transaction of such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

     Said meeting may be adjourned from time to time without notice other than by announcement at said meeting, or at any adjournment thereof, and any and all business for which said meeting is hereby noticed may be transacted at any such adjournment.

     Only holders of the Company's $.001 par value common stock of record at the close of business on August 16, 1996, will be entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              /s/ Robert W. Lautz, Jr.
                              Robert W. Lautz, Jr., Chief
                              Executive Officer

Los Angeles, California
July 24, 1996
                                   INDE

                               INDENET, INC.

               (Formerly INDEPENDENT TELEMEDIA GROUP, INC.)
                          1640 North Gower Street
                       Los Angeles, California 90028
                      ______________________________

                              PROXY STATEMENT
                      _______________________________

                      Annual Meeting of Stockholders
                            September 16, 1996


                               INTRODUCTION

     This Proxy Statement will be first sent or given to stockholders on or about August 17, 1996, in connection with the Annual Meeting of Stockholders to be held at the Charles Aidikoff Screening Room, 150 South Rodeo Drive, Beverly Hills, California 90212, on September 16, 1996, at 3:00 p.m., Pacific Time (the "Annual Meeting"). The purpose of the Annual Meeting is stated in the Notice of Annual Meeting.

     The securities entitled to vote at the Annual Meeting consist of all of the issued and outstanding shares of the Company's $.001 par value common stock (the "Common Stock"). The close of business on August 16, 1996, has been fixed by the Board of Directors of the Company as the record date. Only stockholders of record as of the record date may vote at the Annual Meeting. As of the record date, there were shares of Common Stock issued and outstanding.

     Each stockholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date. Cumulative voting is not permitted. The presence at the Annual Meeting of the holders of an amount of shares of Common Stock and proxies representing the right to vote shares of Common Stock of a majority of the number of shares of the Common Stock outstanding as of the record date will constitute a quorum for transacting business. The affirmative vote of the holders of a majority of the outstanding Common Stock will be required to approve each of the matters which will come before the meeting. The Board of Directors recommends a vote in favor of each of the proposed actions to be taken.

                         DELIVERY OF ANNUAL REPORT

     The Company's Annual Report is being delivered to all stockholders along with this Proxy Statement and Notice of Annual Meeting. Additional copies may be obtained by stockholders without charge by calling the Company at (213) 466-6388. Upon written request, the Company will provide, without charge, a copy of its annual report on Form 10-KSB, including financial statements and schedules thereto, for the fiscal year ended March 31, 1996, to each record or beneficial owner of its common stock on the record date. Such request should be directed to the Company at 1640 North Gower Street, Los Angeles, California 90028, Attention: Richard J. Parent.

                            VOTING SECURITIES AND
                         PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of the date of this Proxy Statement, the Common Stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually, each executive officer and all Directors and executive officers of the Company as a group. Except as noted, each person has sole voting and investment power, as well as record and beneficial ownership, with respect to the shares shown.

     As of the date of this Proxy Statement, there were 15,341,725 shares of Common Stock issued and outstanding. The following shares include shares underlying certain options previously granted, although such options have not been exercised
(see footnote 1 below).

                              Common   Amount of
                              Stock     Total
                   Common    Underly-   Bene-
Name and            Stock    ing Exer-  ficial
Address of        Currently   cisable   Owner-    Percent of
Beneficial Owner    Owned     Options   ship      Class (1)

Robert W. Lautz,    713,505    -0-      713,505   4.7%
Jr.
1640 N. Gower St.
Los Angeles CA
90028

Thomas H. Baur    1,587,030   100,000  1,687,030  11%
110 W. Hubbard St.
Chicago IL 60610

Robert E. Derham     29,940   135,000    164,940  1.1%
110 W. Hubbard St.
Chicago IL 60610

Cary S. Fitchey      94,640    25,000    119,640  0.8%
1640 N. Gower St.
Los Angeles CA
90028

William A. Kunkel    41,633   25,000      66,633  0.4%
554 Valley Road
New Canaan CT 06940

Andre A. Blay       188,195   45,833     234,028  1.5%
40300 Fairway 3 Dr.
Northville MI 48167

William D. Killion  1,530,000   -0-    1,530,000  10%
1640 N. Gower St.
Los Angeles CA
90028

Graeme R. Jenner       -0-      -0-        -0-    0%


Richard L. Schleufer   -0-      -0-        -0-    0%


Lewis K.
Eisaguirre(2)         71,724    -0-      71,724   0.5%
1640 N. Gower St.
Los Angeles CA 90028

All Directors and   4,256,667  330,833  4,587,500 29%
Officers as a
Group (Ten Persons)


(1) Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but not limited to, the exercise of any option, warrant, right or conversion of a security. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purposed of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(2) Mr. Eisaguirre resigned as an officer and a Director effective March 15, 1996.


     The following arrangements or understandings among members of both the former and new control groups and their associates with respect to election of Directors or other matters are in effect. Mr. Baur has the right to appoint a nominee to be included on the Management's slate of proposed Directors for the next two (2) years. Messrs. Killion and Blay are permitted to nominate Directors pursuant to voting rights agreements in place with certain Directors of the Company. The former stockholders of Enterprise Systems Group Limited ("Enterprise"), which was acquired by the Company in May 1996, have the right to nominate two Directors to the Board of Directors, which was expanded to up to nine persons as a result of the Enterprise purchase agreement. Messrs. Baur, Killion, Jenner and Schleufer have been nominated pursuant to the foregoing agreements.

     There are no contractual arrangements or pledges of the Company's securities, known to the Company, which may at a subsequent date result in a change of control of the Company.

                     DIRECTORS AND EXECUTIVE OFFICERS

     The following eight individuals have been nominated by the Board of Directors for election as Directors of the Company:

     Robert W. Lautz, Jr.
     Thomas H. Baur
     William A. Kunkel
     Cary S. Fitchey
     Andre A. Blay
     William D. Killion
     Graeme R. Jenner
     Richard L. Schleufer

     The following table sets forth all Directors, executive officers and nominees as of the date of this Information
Statement:

    Name                   Age    Position with the Company

    Robert W. Lautz, Jr.   48     Chairman, Chief Executive
                                  Officer and Director

    Thomas H. Baur         50     Chief Executive Officer and
                                  Chairman of Mediatech, and
                                  Director

    William A. Kunkel      43     Director and Member of the
                                  Compensation and Audit
                                  Committees

    Cary S. Fitchey        43     Director and Member of Compen-
                                  sation and Audit Committees

    Andre A. Blay          58     Director

    William D. Killion     64     Director

    Graeme R. Jenner       44     Chief Operating Officer and
                                  Director

    Richard L. Schleufer   46     Director

    Richard J. Parent      37     Chief Financial Officer and
                                  Secretary


    All Directors hold office until after the next annual meeting of the Company's stockholders when their successors are elected and qualified. The officers are elected by the Board of Directors at the first meeting after each annual meeting of the Company's stockholders and hold office until their successors are duly elected and qualified or otherwise in accordance with the By-laws of the Company.

    No Director or executive officer is related to any other Director or executive officer. None of the Company's officers, Directors or nominees hold any Directorships in any other Company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any Company registered as an investment Company under the Investment Company Act of 1940, as amended. The Company has no standing nominating committees of the Board of Directors, or committees performing similar functions; however, effective December 14, 1992 and June 17, 1993 respectively, the Company empaneled compensation and audit committees. The audit committee is made up of Robert W. Lautz, Jr., Cary S. Fitchey,
and William A. Kunkel.   For the purposes of the Company's 1992
Stock Option Plan, as amended (the "Plan"), Cary S. Fitchey and William A. Kunkel are the "Disinterested Persons" who administer the Plan. The function of the compensation committee is to report to the Board of Directors relative to executive compensation issues when such issues arise. The function of the Disinterested Persons under the Plan is to award options in their discretion pursuant to the Plan. The compensation committee has met two times during the last fiscal year.

    During the Company's most recent fiscal year the Board of Directors met a total of 21 times (including regularly scheduled and special meetings). No member attended less than 75% of the aggregate of such meetings during his incumbency. No Director has resigned or declined to stand for re-election to the Board of Directors since the date of the last annual meeting of the Company's stockholders because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

    Robert W. Lautz, Jr. has been President since May 11, 1993 and Chief Executive Officer and a member of the Board of Directors of the Company since May 9, 1991 and has served as a Chief Executive Officer and was a member of the Board of Directors of Coral, Inc. from July of 1990 until it was acquired by INDE in May 1991. Mr. Lautz spent seven years with Citibank N.A. in New York holding various senior management positions within the Operations Group including Senior Financial Officer, head of Strategic Planning and head of Acquisitions and Venture Capital. He subsequently purchased various other computer service, database and manufacturing concerns that required financial and managerial assistance and resold the businesses to multinational corporations and investment banking concerns. Immediately prior to joining the Company, Mr. Lautz operated his own Small Business Investment Company (SBIC licensed by the SBA) specializing in venture investments. Mr. Lautz was awarded the degree Bachelor of Science in business in 1970 from the Miami University of Ohio, and was also awarded the degree of Masters in International Management from the American Graduate School of International Management.

    Thomas H. Baur has been a Director of the Company since March 17, 1995, and the Chairman and Chief Executive Officer of Mediatech, Inc., now a subsidiary of the Company ("Mediatech") since 1975. Mr. Baur began his media career on the sales force of Channel 44, a Chicago television station. He was the Sales Manager for Cinema Processors, a Chicago post-production Company, from 1972 to 1973, and from 1973 to 1975 formed and owned Tanski & Baur wherein he represented nine production and post-production companies. Mr. Baur founded Mediatech in 1975. Mr. Baur is also the Chairman and largest stockholder of Travel Technology Group, a private corporate travel management Company. Mr. Baur is a member of the Board of Directors of the Chicago Museum of Broadcast Communication, was a founder of the International Television Association, the Chicago Coalition, and received the Arthur Andersen & Co. small business award for excellence in 1989. Mr. Baur also received the Alumnus of the Year Award from Southern Illinois University in 1990. Mr. Baur received a Bachelors Degree in Business and Mass Communications from Southern Illinois University in 1970.

    Robert E. Derham has been the Executive Vice President and Managing Director of Mediatech since 1983. Mr. Derham was certified as a Certified Public Accountant in 1975, while employed by Arthur Young & Co. In 1975, Mr. Derham joined the McDonalds Corporation as the Regional Controller where he remained for seven years in increasingly responsible capacities in Boston, Sidney Australia, Atlanta, Los Angeles, and at the world headquarters in Oakbrook, Illinois. In 1978, Mr. Derham was chosen as one of 25 Company wide employees to be awarded the President's Award for outstanding contributions to McDonalds Corporation. Mr. Derham joined Mediatech after leaving McDonalds Corporation in 1981. Mr. Derham also holds the position of Managing Director of Travel Technology Group. Mr. Derham graduated from Loyola University in Chicago, Illinois in 1971 with a B.S. degree in Accounting after serving four years in the United States Marine Corps.

    Andre A. Blay has been a member of the Board of Directors of the Company since February 1996, as a result of the acquisition of Starcom Television Services, Inc. ("Starcom"). Mr. Blay is also currently a major investor and Director of Media Station, a multimedia Company based in Ann Arbor, Michigan, serves on the board of Directors of Geppetos Workshop, a privately-held software Company and is an advisor to the Enterprise Development Fund and Michigan State University Foundation. Mr. Blay founded Magnetic Video Corp., the world's first pre-recorded video cassette Company in 1969, which was acquired by Twentieth Century Fox in 1979. He also founded the Blay Corp. in 1981 with offices in Detroit and London. The Blay Corp. was subsequently acquired by Coca-Cola. Mr. Blay has also produced motion pictures for Universal, Columbia and Paramount. In 1990, Mr. Blay acquired a major interest in Avalon Communications, a cable programming Company which was subsequently sold to BET Holdings, a New York Stock Exchange cable Company. Mr. Blay attended Michigan State University from which he received a B.A. in 1959 and an M.B.A. in 1970.

    William D. Killion has been a Director of the Company since November 1995 as a result of the acquisition by the Company of a majority interest in Channelmatic, Inc. ("Channelmatic"), which was founded by Mr. Killion in 1976 from which time Mr. Killion was sole stockholder and chief executive officer. Mr. Killion also serves as chairman of the board of the Channelmatic subsidiary from his offices in Alpine, California.

    Cary S. Fitchey has been a member of the Board of Directors of the Company since December 1991. Mr. Fitchey was the Chief Executive Officer of Coral, Inc., the predecessor to the Company, from January 1990 until July 1990. Mr. Fitchey serves on the Compensation and Audit Committees of the Board. Mr. Fitchey is currently a Partner of Dartford Partners, a private investment partnership. Mr. Fitchey was previously Managing Director of Triad Partners, Ltd., a consulting and investment Company he founded in 1985 to provide services to clients in the areas of strategic management, acquisitions, divestitures and restructurings. From 1983 to 1985 Mr. Fitchey was the Vice President of Business Planning for PepsiCo, Inc. In addition to these activities, Mr. Fitchey was a partner with the international management consulting firms of Strategic Planning Associates and A.T. Kearney. Mr. Fitchey received his B.S. degree from Purdue University in 1974, and a MBA with honors from The University of Michigan in 1976.

    William A. Kunkel has been a Director of INDE since April 1995. Mr. Kunkel is the Executive Vice President and a Partner of Maxam Entertainment, a New York City syndicator of television and other broadcast media. From 1990 to 1994, Mr. Kunkel was Senior Vice President and General Manager of Hearst Entertainment Distribution, also engaged in the worldwide sales of syndicated television properties where Mr. Kunkel managed all facets of the business including all sales and marketing activities, advertising and finance. From 1986 to 1990, Mr. Kunkel was President of domestic distribution for Tri-Star Pictures, Inc. for whom his duties included the development and management of the television distribution division for Tri-Star Pictures. Mr. Kunkel held a variety of positions in the television syndication and distribution industry commencing in 1978. During this period of time, he was General Sales Manager for Metro-Goldwyn Mayer, United Artists Entertainment and President of Marketing and Sales for Tribune Entertainment/Tribune Company. Mr. Kunkel received his Bachelors Degree in 1974 from Indiana University.

    Graeme R. Jenner was the Chief Executive Officer of Enterprise from 1987 until June 1996, at which time he was appointed as the Chief Operating Officer of the Company. From 1978 until his appointment as the Chief Executive Officer of Enterprise, Mr. Jenner was employed by Enterprise in various capacities, including General Manager and the managing Director of Enterprise's UK-based software companies.

    Richard L. Schleufer was the President and Chief Executive Officer of Enterprise Systems Group, Inc., the North American subsidiary of Enterprise, from 1987 until June 1996, at which time he was appointed as the Chief Executive Officer of Enterprise. Mr. Schleufer joined Enterprise Systems Group, Inc. in 1986 as its Vice President of Finance and Administration. Mr. Schleufer received his bachelor's degree in Business Management and Accounting from the University of Colorado in 1975, and has been a certified public accountant in Colorado since 1976.

    Richard J. Parent has been an employee of the Company since 1993 and the Secretary and Chief Financial Officer of the Company since May 1996. Prior to joining the Company, Mr. Parent was an audit manager at BDO Seidman in Los Angeles, California from 1990 to 1993. Mr. Parent received his bachelor's degree from the University of South California in 1982 and was certified as a public accountant in California in 1988.

Certain Relationships and Related Transactions

    On December 14, 1992, the Company implemented the Plan as a
Section 16 qualified employee stock option plan. The purpose of the Plan, as amended, is to further the success of the Company by making Common Stock available for purchase by employees and directors and to provide an incentive to such individuals. An aggregate of 1,000,000 shares of Common Stock was reserved by the Board of Directors for issuance under the Plan which was approved at the annual meeting held in July 1993. As of March 31, 1996, options to issue up to 1,676,459 shares were outstanding under the Plan. Since March 31, 1995, options were exercised in a manner which resulted a net of 342,695 shares remaining available under the Plan. Because of recent changes in the regulations promulgated under Section 16 of the Securities Exchange Act of 1934, the Board of Directors intends to terminate the Plan and replace it with a more flexible plan providing for benefits comparable to those under the Plan to employees, directors and outside consultants.

    During December 1991, the Board of Directors adopted a plan that allows for bonus compensation of up to 15% of the Company's net income to be distributed in cash to its key executives and employees. This bonus compensation is to be awarded at the discretion of the Board of Directors. No bonus compensation expense was charged to operations for either fiscal years 1994 or 1993. Bonuses totalling $90,000 were granted during 1995, however these grants were not within this plan.

     On February 3, 1995, the Company acquired 96.33% of the issued and outstanding capital stock of Mediatech from Thomas H. Baur for an aggregate consideration of approximately $8,700,000. At the time of the acquisition, Mr. Baur was not affiliated with the Company. In connection with the acquisition, Mr. Baur was elected as a Director of the Company and was hired to be the President and Chief Executive Officer of Mediatech. See "Management -- Employment Agreement," and "Management -- Voting Arrangements." The purchase price paid by the Company consisted of 866,970 shares of Common Stock, $2,889,900 in cash, and an unsecured promissory note (the "Baur Note"), the principal amount of which was subject to adjustment based on the average trading price of the Common Stock during a specified 60-day trading period. After the required adjustments, the principal balance of the Baur Note was reduced to $4,332,000. At the time of the acquisition, Mediatech had approximately $3,900,000 of indebtedness outstanding to its primary bank, the repayment of which indebtedness was guaranteed by Mr. Baur. In addition to the payment of the purchase price, the Company also agreed to cause Mr. Baur to be released from the personal guaranty of Mediatech's indebtedness. Mr. Baur's guarantees of Mediatech's bank indebtedness were released on February 1, 1996.

    On June 30, 1995, Mr. Baur converted $2,250,000 of the principal amount of the Baur Note into 750,000 shares of Common Stock at a value of $3.00 per share. The closing price of the Common Stock on the date of conversion was $2.50 per share.

    Mediatech currently leases certain of its office and warehouse facilities from companies that are owned, wholly or in part, by Mr. Baur. During the fiscal years ended December 31, 1994 and March 31, 1996, Mediatech paid $955,000 and $868,000, respectively, to these leasing companies that are affiliated with Mr. Baur.

    Lewis K. Eisaguirre was the Chief Financial Officer of the Company from March 1990 until May 1996. Mr. Eisaguirre also was a Director of the Company from May 1993 through May 1996. Upon his resignation from all of the positions he held with the Company in May 1996, the Company entered into a consulting agreement with Mr. Eisaguirre pursuant to which Mr. Eisaguirre has agreed to provide consulting services to the Company in connection with the Company's proposed acquisitions for a consulting fee of $10,000 per month on a month-to-month basis.

    In November 1995, the Company acquired its 66.67% interest in Channelmatic from a Company owned and controlled by Mr. William Killion. At the time of the acquisition, Mr. Killion was not affiliated with the Company. The purchase price paid by the Company consisted of a $5,602,500 secured, five-year promissory note, and 1,530,000 shares of Common Stock. In addition, in connection with the acquisition, Channelmatic entered into an employment agreement with Mr. Killion pursuant to which Channelmatic is obligated to pay Mr. Killion $90,000 per year.

    Channelmatic currently leases two of its facilities from Mr.
and Mrs. Killion. Pursuant to the leases for these facilities, Channelmatic is obligated to pay Mr. and Mrs. Killion lease payments of $78,000 per year through February 2000.

    The Company acquired Starcom in January 1996 from certain unaffiliated stockholders, including the Andre A. Blay Trust, a trust affiliated with Mr. Blay. In connection with the acquisition, the Company issued a total of 188,195 shares of Common Stock to Andrew Blay and the Andre A. Blay Trust.

    The Company acquired all of the capital shares of Enterprise in May 1996 from the unaffiliated stockholders of Enterprise, including Mr. Graeme R. Jenner and Mr. Richard Schleufer. The amount of consideration paid to Mr. Jenner for his shares in Enterprise consisted of cash in the amount of $276,224, a $142,500 promissory note and 353,010 shares of Common Stock. The amount of consideration paid to Mr. Schleufer for his shares in Enterprise consisted of cash in the amount of $206,283, a $106,456 promissory note and 263,627 shares of Common Stock. In addition, in connecting with the acquisition of Enterprise, the Company also entered into three-year employment agreements with each of Mr. Jenner and Mr. Schleufer, pursuant to which agreements the Company has agreed to pay Mr. Jenner and Mr. Schleufer salaries of at least $150,000 and $160,000 per year, respectively.

    Enterprise obtained marketing services from Thames Business Services until April 30, 1996 when the arrangement expired. Mr. Graeme Jenner owns a controlling interest in, and is the Managing Director of, Thames Business Services. Enterprise paid Thames Business Services $51,250 and $58,750 in 1994 and 1995, respectively.

Voting Arrangements

    In connection with the acquisition of Mediatech in February 1995, the Company agreed to appoint Mr. Baur or a nominee of Mr. Baur to the Board of Directors and to nominate Mr. Baur or his nominee at any election of Directors held during the three-year period following the acquisition.

    In connection with the acquisition of the Company's interest in Channelmatic, certain persons who were, at that time, Directors of the Company entered into a voting agreement with Killer Barn, Inc., a California corporation formerly known as Channelmatic, Inc., pursuant to which the parties to that agreement agreed to vote all of the shares of Common Stock at all stockholder's meetings in favor of the election of William D. Killion or a designee of Mr. Killion, as a Director. The voting agreement will remain in effect until the earlier of the termination of the employment agreement, dated November 27, 1995, between Channelmatic and Mr. Killion or the death of Mr. Killion.

    In connection with the Company's acquisition of Starcom, certain persons who were then Directors of the Company entered into a voting agreement with Andre A. Blay, Trustee for the Andre
A. Blay Trust, pursuant to which all parties to that agreement agreed to vote all shares of Common Stock owned by them in favor of the election of Mr. Blay or a person designated by Mr. Blay, as a Director. Mr. Blay is entitled to designate any nominee for the election of Director provided that such designee is knowledgeable about the industry which the Company competes and is otherwise reasonably acceptable by a majority of the parties to the voting agreement. The voting agreement shall remain in effect until the earlier of the death of Mr. Blay or February 7, 1999. In addition, Mr. Blay may terminate the agreement at any time.

    The Share Purchase Agreement dated May 24, 1996, pursuant to which the Company acquired all of the issued and outstanding shares of capital stock of Enterprise, provides that the former stockholders of Enterprise are entitled to designate two members to the Board of Directors and that the Company shall be required to nominate for the election to the Board of Directors, at each of the next two annual stockholder's meetings, the nominees of the former Enterprise stockholders. The designees appointed by the former Enterprise stockholders must be qualified and acceptable to the Board of Directors, which acceptance may not be unreasonably withheld. Mr. Jenner and Mr. Schleufer are the initial designees of the Enterprise stockholders.

Compliance with Section 16(a) of the Exchange Act

    Based on review of Forms 3, 4 and 5, and amendments thereto, the Company is not aware of any person who, was an officer, Director or 10% or greater holder (or any other person subject to Section 16) and failed to file on a timely basis the reports required by Section 16(a) during the most recent fiscal year or prior fiscal years.



             COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                        Summary Compensation Table

                                             Long Term
                   Annual Compensation      Compensation



(a)       (b)       (c)       (d)       (f)       (g)       (i)



                                                         All
                                      Restricted         Other
Name and                                Stock            Compen-
Principal                               Awards           sation
Position  Year   Salary($)   Bonus($)  (3)(4)   Options  ($)

Robert W. 1996(1)$160,000     $60,000   ---    335,000  $9,000(2)
Lautz,    1994     90,000     $ ---     ---    232,000  $9,000(2)
Jr.,      1993    180,000     $ ---  50,000(5)  50,000  $9,000(2)
Chief
Executive
Officer,
Director

Lewis K.
Eisaguirre,
Former
Chief
Financial 1996    $127,000    $30,000 6,000(3) 265,000  $9,000(2)
and       1994      90,000    $ ---      ---   164,000  $9,000(2)
Account-  1993     120,000    $ ---      ---      ---   $9,000(2)
ing
Officer,
Secretary,
Director

Thomas A. 1996    $125,000    $ ---      ---   100,000  $6,000(2)
Baur
Chief
Executive
Officer of
Mediatech
and
Director

Robert E. 1996    $125,000    $ ---      ---   135,000  $6,000(2)
Derham,
Managing
Director
of
Mediatech


(1) Annualized - during 1996 the Company changed its fiscal year end to March 31 and the transitional year therefore had 15 months.

(2) Automobile allowance.

(3) Outright stock grant in lieu of salary.

(4) Shares awarded will receive dividends on the same conditions as all other shares in the same class.

(5) In May 1993, the entire Board of Directors and the
    Compensation Committee approved the grant of 50,000 shares to retain the services of Mr. Lautz.


Option Grants in Last Fiscal Year

                               Individual Grants

(a)            (b)            (c)           (d)        (e)

                          Percentage Of
                          Total Options
                           Granted to   Exercise or    Expi-
              Options     Employees in   Base Price    ration
Name         Granted (#)    Fiscal Year  ($/Share)     Date


Robert W.      335,000        22%       200,000 @      2/21/98
Lautz,                                  $ 1.38/Sh.
Jr., Chief                              135,000 @      12/31/00
Executive                               $ 3.25/Sh.     or 1 yr.
Officer                                                following
                                                       termina-
                                                       tion,
                                                       whichever
                                                       is earlier

Lewis K.       265,000        17%       130,000 @      2/21/98
Eisaguirre,                             $ 1.38/Sh.
Chief                                   135,000 @      12/31/00
Financial and                           $ 3.25/Sh.     or 1 yr.
Accounting                                             following
Officer,                                               termina-
Secretary                                              tion,
                                                       whichever
                                                       is earlier


(1) This includes options issued over a 15-month year during the transitional year and would normally have been issued during two fiscal years.


Aggregated Option Exercises in Last Fiscal Year
(15 months) and Fiscal Year End Option Values


(a)       (b)            (c)           (d)        (e)


                                                  Value of
                                   Number of Un-  Unexercised
                                     exercised    In-the-Money
                                     Options at   Options at
                                        Fiscal    Fiscal
                                        Year      Year
                                        End (#)   End ($)

                                        Exer-     Exer-
          Shares                        cisable   cisable
          Acquired on    Value          /Unexer-  /Unexer-
Name      Exercise (#)   Realized ($)   cisable   cisable


Robert W.  314,366       $1,040,396     200,000   $550,000
Lautz, Jr.,
Chief
Executive
Officer

Lewis K.   277,478        1,162,276     130,000    357,500
Eisaguirre,
Chief
Financial
and Accoun-
ting Officer,
Secretary

Employment Agreements

    Robert W. Lautz, Jr. has entered into a three-year employment agreement with the Company pursuant to which he serves as President and Chief Executive Officer for a term ending on March 31, 1998. The terms of this agreement were amended by Board resolution on December 29, 1995. Pursuant to the amended terms, the annual base salary of Mr. Lautz is $190,000 and he is entitled to receive an annual discretionary bonus consisting of up to 60% of such amount each year plus stock options of up to 200,000 shares at an exercise price equal to the market price on the date of the grant. At the beginning of the second year, the Executive Compensation Committee of the Board of Directors is required to increase Mr. Lautz's base salary by between 5% and 20%, and at the beginning of the third year, the Executive Compensation Committee of the Board of Directors is required to increase Mr. Lautz's salary by between 5% and 20%, using his second-year salary as the base. Mr. Lautz will participate in the Company's executive profit sharing plan, whereby the Board of Directors or a committee so designated by them has the authority to grant Mr. Lautz additional compensation in an amount not to exceed $37,500. Upon his execution of the employment agreement, Mr. Lautz was granted immediately vested options to purchase 135,000 shares of Common Stock at the exercise price of $1.375. The employment agreement may be terminated at any time without cause by the Company upon 30 days written notice. In the event of such termination, the Company shall be obligated to pay Mr. Lautz a severance allowance equal to one year of service at the then effective rate plus any bonus to which he is entitled. In the event of a termination during the first two years of his three-year term, Mr. Lautz shall also be entitled to the $45,000 of compensation due him under a previous employment agreement, all of which he forgave upon entering the current employment agreement.

     In connection with the acquisition of Mediatech, the Company entered into an employment agreement with Thomas H. Baur pursuant to which Mr. Baur agreed to serve as the President and Chief Executive Officer of Mediatech until December 31, 1998. Pursuant to the employment agreement, Mr. Baur is entitled to receive an annual base salary of $125,000 and is entitled to an annual cash bonus, payable in the sole discretion of the Company's Board of Directors, of up to $50,000 per year. This agreement was amended April 1, 1996 to reduce Mr. Baur's annual salary to $50,000 and to extend the expiration date until March 31, 1999. Mr. Baur is entitled to a severance allowance in the amount of one year's salary if the employment agreement is terminated by the Company without cause.

    In connection with the acquisition of the Company's interest in Channelmatic (i) the Company entered into a five-year option to acquire the remaining one-third interest in Channelmatic's outstanding capital stock and (ii) Channelmatic entered into an employment agreement with William D. Killion. Pursuant to the employment agreement, Mr. Killion agreed to act as the Chairman of the Board of Directors of Channelmatic and as an advisor of Channelmatic. The employment agreement may be terminated (i) by the Company upon 30 days written notice if the Company has exercised in full its option to buy the remaining one-third interest in Channelmatic's capital stock, (ii) upon Mr. Killion's death, or (iii) by Mr. Killion at any time by giving 30 days written notice to the Company. Pursuant to the employment agreement, Mr. Killion is entitled to an annual salary of $90,000. In the event that the employment agreement is still in effect after November 30, 2000, the annual salary payable to Mr. Killion shall thereafter increase, until the agreement is terminated, to $200,000.

    In connection with the acquisition of Enterprise, the Company entered into an employment agreement with Graeme R. Jenner pursuant to which Mr. Jenner has agreed to act as the Chief Executive Officer of Enterprise. The employment agreement has an initial term of three years, which initial term shall be automatically extended for successive one-year periods thereafter until terminated by either party. Mr. Jenner's salary during the first year of the employment agreement shall be [f150,000] and his base compensation during the second and third year shall be increased by an amount equal to 5% to 20% annually, the exact amount to be established by the Board of Directors. Mr. Jenner shall also be entitled to participate in the Company's Executive Profit Sharing Plan, with Mr. Jenner's share to be up to [f37,500]. The employment agreement may be terminated at any time without cause by the Company upon 30 days written notice.
In the event of such termination, the Company shall be obligated to pay Mr. Jenner a severance allowance equal to one-year's salary plus any bonus due for such period. In connection with his employment by the Company, Mr. Jenner was granted an option to purchase 125,000 shares at a price of $6.37 per share, which price was equal to the closing sales price of the Common Stock on Nasdaq on the date of grant. The option may be exercisable at any time through March 23, 1999.

    In connection with the acquisition of Enterprise, the Company entered into an employment agreement with Richard L. Schleufer pursuant to which the Company employed Mr. Schleufer as the President and Chief Executive Officer of Enterprise Systems Group, Inc., the North American subsidiary of Enterprise. The employment agreement has a term of three years, which term shall automatically be extended for successive one-year periods unless terminated by either the Company or Mr. Schleufer. During the first year of the employment agreement, Mr. Schleufer's salary is $160,000 per year. During the second and third years of the employment agreement, Mr. Schleufer's base compensation shall be increased by between 5% and 20% annually, the exact amount to be determined by the Board of Directors of the Company. Mr. Schleufer also shall be permitted to participate in the Company's Executive Profit Sharing Plan, and is entitled to additional compensation thereunder in an amount up to $80,000 plus 5% of "over-target" profits of Enterprise Systems Group, Inc. The employment agreement may be terminated by the Company at any time upon 30 days' written notice, provided that Mr. Schleufer shall, upon such termination, be entitled to a severance allowance equal to 12 months' salary, plus any bonus due for such period. In connection with his employment by the Company, Mr. Schleufer was granted an option to purchase 75,000 shares at a price of $6.37 per share, which price was equal to the closing sales price of the Common Stock on Nasdaq on the date of grant. The option may be exercisable at any time through March 23, 1999.

                       INDEPENDENT PUBLIC ACCOUNTANTS

    Being proposed for ratification by stockholder vote is the retention of the accounting firm of BDO Seidman, the Company's present independent auditor since approximately September 1991. A representative of BDO Seidman is expected to be present at the Annual Meeting and is expected to have the opportunity to make a statement and be available to answer questions.

                           STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of stockholders must be received by the Company on or before May 6, 1997 in order to be eligible for inclusion in the Company's proxy-related material. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

                              OTHER BUSINESS

    As of the date of this Proxy Statement, Management of the Company was not aware of any other matter to be presented at the Annual Meeting other than as set forth herein. A majority vote of the shares outstanding is necessary to approve any such matters.


                         BY ORDER OF THE BOARD OF DIRECTORS



                         Robert W. Lautz, Jr., Chief Executive
                         Officer


Los Angeles, California
July 24, 1996
                      ANNUAL MEETING OF STOCKHOLDERS
                               INDENET, INC.

                                   PROXY


              THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT


            The undersigned stockholder of IndeNet, Inc., a Delaware corporation, hereby appoints Robert W. Lautz, Jr., Chief Executive Officer and a Director of IndeNet, Inc., my proxy to attend and represent me at the annual meeting of the stockholders of the corporation to be held on September 16, 1996 at 3:00 p.m., and at any adjournment thereof, and to vote my shares on any matter or resolution which may come before the meeting and to take any other action which I could personally take if present at the meeting.

    1. Election of Directors: Management has nominated the following persons to stand for election. You may vote "For" or you may withhold your vote from any of those persons nominated and vote "For" a person nominated by others or write in your own nominee. To date no one has been nominated by anyone other than management.

    a.  Robert W. Lautz, Jr.
    For


    Withhold

    b.  Thomas H. Baur
    For


    Withhold

    c.  Cary Fitchey
    For


    Withhold

    d.  William A. Kunkel
    For

    Withhold

    e.  Andre A. Blay
    For


    Withhold


    f.   William D. Killion
    For


    Withhold


    g.  Graeme R. Jenner
    For


    Withhold


    h.  Richard L. Schleufer
                        For


    Withhold


    2. Independent Public Accountants: The Board of Directors has elected to retain the firm of BDO Seidman, certified public accountants to serve as auditors for the corporation for the ensuing fiscal year. You may vote "For," "Against" or "Abstain" concerning ratification of the retention of BDO Seidman, certified public accountants.

FOR               AGAINST                ABSTAIN

    3. Other Matters. In his discretion upon such other business as may properly come before the meeting or any adjournments thereof.

FOR               AGAINST                ABSTAIN

    PLEASE NOTE: Failure to check one of the boxes will give management the authority to vote the proxy in its discretion.

    Shares owned:

    Dated this ______ day of _______________, 1996.



                                   Stockholder
                                   (Sign exactly as name appears
                                   on certificate for shares.)

                                   (When signing as attorney,
                                   executor, administrator,
                                   trustee or guardian, give full
                                   title as such.  If signer is a
                                   corporation, sign full
                                   corporate name by duly
                                   authorized officer. If shares
                                   are held in the name of two or
                                   more persons, all should
                                   sign.)